Exhibit No. 23.3

Consent of Independent Registered Public Accounting Firm

To The Board of Directors
Barnwell Industries, Inc.

We hereby consent to the incorporation by reference in the following Registration Statements and prospectus:

1.Form S-3 No. 333-254365 pertaining to the at-the-market offering program pursuant to which the Company may offer and sell, from time to time, shares of its common stock under price and volume guidelines set by the Company's Board of Directors and the terms and conditions described in the Registration Statement, and

2.Form S-8 No. 333-251471 pertaining to the 2018 Equity Incentive Plan, as amended and restated, of Barnwell Industries, Inc.

3.Form S-8 No. 333-269704 pertaining to the 2018 Equity Incentive Plan, as amended and restated, of Barnwell Industries, Inc.

our report dated December 18, 2023, with respect to the consolidated balance sheets as of September 30, 2023 and 2022 of Barnwell Industries, Inc. and subsidiaries and related consolidated statements of operations, comprehensive income (loss), equity (deficit) and cash flows for the years then ended, and related notes, which report appears in the September 30, 2023 Annual Report on Form 10-K of Barnwell Industries, Inc.

/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas
December 18, 2023